Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust III, Inc.
Completes Asset Sale to Healthcare Trust, Inc.

Stockholders Approve Asset Sale and Plan of Liquidation

Initial Liquidation Distribution to Stockholders Approved

New York, New York, December 26, 2017 – American Realty Capital Healthcare Trust III, Inc. (the “Company”) announced today that, following the approval of a majority of its stockholders at its annual meeting of stockholders convened on December 21, 2017, the Company closed on the sale of substantially all of its assets to Healthcare Trust, Inc. (“HTI”) on December 22, 2017.

Pursuant to the Company’s plan of liquidation also approved by its stockholders at the annual meeting, the Company will distribute a portion of the net cash proceeds from the asset sale to its stockholders. Accordingly, the Company’s board has approved an initial liquidating distribution amount of $15.75 per share of common stock, to be paid on or about January 5, 2018 to stockholders of record at the close of business on December 22, 2017.

Pursuant to the plan of liquidation, the final liquidation distribution will not occur earlier than the end of the 14-month survival period of the representations and warranties under the purchase agreement with HTI and will not occur prior to final resolution of any unsatisfied indemnification claims or other claims that are first made prior to the end of that period.

Financial Advisors

SunTrust Robinson Humphrey, Inc. served as exclusive financial advisor to the Company’s special committee of independent directors. Shapiro Sher Guinot & Sandler served as legal counsel to the Company’s special committee.

KeyBanc Capital Markets Inc. served as exclusive financial advisor to HTI’s special committee of independent directors. Arnold & Porter Kaye Scholer LLP served as legal counsel to HTI’s special committee.

Proskauer Rose LLP served as outside legal counsel to both the Company and HTI.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Todd Jensen Interim Chief Executive Officer and President American Realty Capital Healthcare Trust III, Inc. (212) 415-6500	Investor Relations info@ar-global.com (866) 902-0063